Filed Pursuant to
                                                             Rule 424(b)(5)
                                                        SEC File No. 333-34137

                              PROSPECTUS SUPPLEMENT
 (To Prospectus dated May 8, 1998 and Prospectus Supplement dated May 12, 1998)
                            IMPAC MORTGAGE HOLDINGS, INC.

                                     6,900
                           Shares of Common Stock


         We sold 6,900 shares of our common stock through our agent, PaineWebber Incorporated, in ordinary brokers' transactions on the American Stock Exchange. Our common stock is listed and traded on the American Stock Exchange under the symbol "IMH." PaineWebber Incorporated agreed to act as our sales agent under a Sales Agency Agreement dated May 12, 1998. This Prospectus Supplement is a part of a registration statement (SEC File No. 333-34137) which is incorporated herein by reference. A form of the Sales Agency Agreement was filed as an exhibit to that registration statement.

Common Stock

We sold 6,900 shares of common stock during the pricing period of September 28, 1998 through October 2, 1998.

Gross proceeds to our company .............$84,593.75
Commission to PaineWebber Incorporated..... $2,537.81
Net proceeds to our company ...............$82,055.94

On October 2, 1998, the last reported sales price of our common stock on the American Stock Exchange was $11.1875 per share.

Note:  We did not deduct SEC filing fees from these figures.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



          The date of this Prospectus Supplement is October 6, 1998


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